Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of ManTech International Corporation and subsidiaries, of our report dated June 28, 2010, relating to the financial statements of Sensor Technologies Incorporated as of December 31, 2009 and for the year then ended, which is included in the Form 8-K filing of ManTech International Corporation and subsidiaries filed on July 7, 2010, which report expresses an unqualified opinion.

/s/ Amper, Politziner & Mattia, LLP

Wall, NJ

July 6, 2010